Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Baxter International Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of income, comprehensive income, changes in equity and cash flows present fairly, in all material respects, the financial position of the Biopharmaceuticals Business of Baxter International Inc. at December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the combined financial statements, the Company changed the manner in which it accounts for the classification of deferred income tax balances.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 10, 2015, except for earnings per common share information disclosed on the combined statement of income and in Note 1 to the combined financial statements, as to which the date is September 1, 2015, except for the change in classification of the 2014 deferred income tax balances as discussed in Note 1 to the combined financial statements, as to which the date is March 3, 2016, and except for the change in classification of the 2013 deferred income tax balances as discussed in Note 1 to the combined financial statements, as to which the date is April 7, 2016

THE BIOPHARMACEUTICALS BUSINESS OF BAXTER INTERNATIONAL INC.

COMBINED BALANCE SHEETS

as of December 31 (in millions)	2014	2013

Assets
Current Assets:
Accounts and other current receivables, net	$960	$954
Inventories	1,960	1,922
Prepaid expenses and other	173	144

Total current assets	3,093	3,020

Property, Plant and Equipment, Net	4,192	3,376

Other Assets:
Goodwill	565	524
Other intangible assets, net	459	349
Other	274	290

Total other assets	1,298	1,163

Total assets	$8,583	$7,559

Liabilities and Equity
Current Liabilities:
Accounts payable	$484	$350
Accrued liabilities	1,156	1,360

Total current liabilities	1,640	1,710

Long-Term Liabilities	1,196	670
Commitments and Contingencies
Equity:
Net parent company investment	6,180	5,243
Accumulated other comprehensive loss	(433)	(64)

Total equity	5,747	5,179

Total liabilities and equity	$8,583	$7,559

The accompanying notes are an integral part of these combined financial statements.

THE BIOPHARMACEUTICALS BUSINESS OF BAXTER INTERNATIONAL INC.

COMBINED STATEMENTS OF INCOME

years ended December 31 (in millions, except share and per share data)	2014	2013	2012

Net sales	$5,952	$5,555	$5,310
Cost of sales	2,443	2,329	2,240

Gross margin	3,509	3,226	3,070

Selling, general and administrative expenses	1,053	1,017	913
Research and development expenses	820	595	581
Other expense, net	104	1	15

Income from continuing operations before income taxes	1,532	1,613	1,561
Income tax expense	346	325	356

Net income from continuing operations	1,186	1,288	1,205
Income from discontinued operations, net of tax	551	—	43

Net income	$1,737	$1,288	$1,248

Net income from continuing operations per common share
Basic	$1.75	$1.90	$1.78

Diluted	$1.74	$1.89	$1.77

Income from discontinued operations per common share
Basic	$0.82	—	$0.06

Diluted	$0.81	—	$0.06

Net income per common share
Basic	$2.57	$1.90	$1.84

Diluted	$2.55	$1.89	$1.83

Weighted-average number of common shares outstanding
Basic	676	676	676

Diluted	681	681	681

THE BIOPHARMACEUTICALS BUSINESS OF BAXTER INTERNATIONAL INC.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

years ended December 31 (in millions)	2014	2013	2012

Net income	$1,737	$1,288	$1,248
Other comprehensive (loss) income:
Currency translation adjustments, net of tax benefit (expense) of $28 in 2014, ($14) in 2013 and ($5) in 2012	(387)	72	43
Pension, net of tax benefit (expense) of $5 in 2014, ($2) in 2013 and $9 in 2012	(1)	(7)	(27)
Available-for-sale investments and other, net of tax benefit (expense) of $2 in 2014, ($3) in 2013 and ($1) in 2012	19	(15)	(4)

Total other comprehensive (loss) income	(369)	50	12

Comprehensive income	$1,368	$1,338	$1,260

The accompanying notes are an integral part of these combined financial statements.

THE BIOPHARMACEUTICALS BUSINESS OF BAXTER INTERNATIONAL INC.

COMBINED STATEMENTS OF CASH FLOWS

years ended December 31 (in millions)	2014	2013	2012

Cash flows from operations
Net income	$1,737	$1,288	$1,248
Adjustments
Depreciation and amortization	206	184	167
Deferred income taxes	68	(43)	22
Stock compensation	32	27	22
Business optimization charges	33	133	44
Realized excess tax benefits from stock issued under employee benefit plans	(9)	(13)	(10)
Pension expense	52	60	46
Gain on sale of discontinued operations	(466)	—	—
Change in fair value of contingent payment liabilities	124	18	—
Other	116	47	114
Changes in balance sheet items
Accounts and other current receivables, net	(75)	(51)	(95)
Inventories	(282)	(261)	(159)
Accounts payable	127	45	(49)
Accrued liabilities	(195)	202	85
Business optimization payments	(37)	(31)	(21)
Prepaids and other	(58)	(57)	(6)

Net cash provided from operations	1,373	1,548	1,408

Cash flows from investing activities
Capital expenditures	(970)	(797)	(521)
Acquisitions, net of cash acquired	(197)	(163)	(163)
Divestitures and other investing activities	666	(17)	(13)

Net cash used for investing activities	(501)	(977)	(697)

Cash flows from financing activities
Net transactions with Baxter	(856)	(571)	(711)
Other financing activities	(16)	—	—

Net cash used for financing activities	(872)	(571)	(711)

Change in cash and equivalents	—	—	—

Cash and equivalents at beginning and end of year	$—	$—	$—

The accompanying notes are an integral part of these combined financial statements.

THE BIOPHARMACEUTICALS BUSINESS OF BAXTER INTERNATIONAL INC.

COMBINED STATEMENTS OF CHANGES IN EQUITY

	Accumulated Other Comprehensive Income (Loss)
(in millions)	Net Parent Company Investment	Foreign Currency Translation	Pension	Available-for- sale Investments and Other	Total	Total Equity

Balance as of December 31, 2011 (unaudited)	$3,894	$(115)	$(17)	$6	$(126)	$3,768
Net income	1,248	—	—	—	—	1,248
Transfers to Baxter, net	(677)	—	—	—	—	(677)
Foreign currency translation related adjustments	—	43	—	—	43	43
Pension obligations	—	—	(27)	—	(27)	(27)
Available-for-sale investments and other	—	—	—	(4)	(4)	(4)

Balance as of December 31, 2012	4,465	(72)	(44)	2	(114)	4,351

Net income	1,288	—	—	—	—	1,288
Transfers to Baxter, net	(510)	—	—	—	—	(510)
Foreign currency translation related adjustments	—	72	—	—	72	72
Pension obligations	—	—	(7)	—	(7)	(7)
Available-for-sale investments and other	—	—	—	(15)	(15)	(15)

Balance as of December 31, 2013	5,243	—	(51)	(13)	(64)	5,179

Net income	1,737	—	—	—	—	1,737
Transfers to Baxter, net	(800)	—	—	—	—	(800)
Foreign currency translation related adjustments	—	(387)	—	—	(387)	(387)
Pension obligations	—	—	(1)	—	(1)	(1)
Available-for-sale investments and other	—	—	—	19	19	19

Balance as of December 31, 2014	$6,180	$(387)	$(52)	$6	$(433)	$5,747

The accompanying notes are an integral part of these combined financial statements.

THE BIOPHARMACEUTICALS BUSINESS OF BAXTER INTERNATIONAL INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1    NATURE OF BUSINESS AND BASIS OF PREPARATION

On March 27, 2014, Baxter International Inc. (Baxter or the Parent) announced its plan to create two separate, independent public companies with one focused on developing and marketing biopharmaceuticals and the other on diversified medical products. Under the separation plan, Baxter will spin off its biopharmaceuticals business into Baxalta Incorporated (Baxalta), a wholly owned subsidiary of Baxter that was incorporated on September 8, 2014. The combined biopharmaceuticals business of Baxter is referred to throughout these combined financial statements as the Company.

To accomplish the separation, Baxter intends to make a pro rata distribution of more than 80% of Baxalta’s common stock to Baxter’s shareholders. At the time of the distribution, Baxalta will hold the assets and liabilities associated with Baxter’s biopharmaceuticals business. The distribution is subject to a number of conditions, including the receipt of a favorable opinion or ruling with respect to the tax-free nature of the distribution and approval by the Baxter Board of Directors.

Nature of Business

The principal business of the Company is the development, manufacture and marketing of a diverse portfolio of treatments for hemophilia and other bleeding disorders, immune deficiencies, alpha-1 antitrypsin deficiency, burns and shock, and other chronic and acute medical conditions. The Company is also investing in new disease areas, including oncology, as well as emerging technology platforms, including gene therapy and biosimilars.

The Company’s business strategy is aimed at improving diagnosis, treatment and standards of care across a wide range of bleeding disorders and other rare chronic and acute medical conditions, capitalizing on the Company’s differentiated portfolio, ensuring the sustainability of supply to meet growing demand for therapies across core disease areas, and accelerating innovation by developing and launching new treatments while leveraging its expertise into new emerging therapeutics through acquisitions of and collaborations with others.

The Company’s primary manufacturing facilities are located in the United States, Austria, Switzerland, Singapore and Belgium. The Company distributes its products through its own direct sales force, independent distributors and drug wholesalers, and sells to customers throughout the world.

Basis of Preparation

The accompanying combined financial statements have been prepared on a standalone basis and are derived from Baxter’s consolidated financial statements and accounting records. The combined financial statements reflect the Company’s financial position, results of operations and cash flows as the business was operated as part of Baxter prior to the distribution, in conformity with accounting principles generally accepted in the United States (GAAP).

These combined financial statements include the attribution of certain assets and liabilities that have historically been held at the Baxter corporate level but which are specifically identifiable or attributable to the Company. All intercompany transactions and accounts within the Company have been eliminated. All transactions between the Company and Baxter are considered to be effectively settled in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as net parent company investment.

These combined financial statements include an allocation of expenses related to certain Baxter corporate functions, including executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. These expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount, square footage, or other measures. The Company considers the expense methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had the Company operated as an independent, publicly traded company for the periods presented.

The income tax amounts in these combined financial statements have been calculated based on a separate return methodology and presented as if the Company’s operations were separate taxpayers in the respective jurisdictions.

Baxter maintains various benefit and share-based compensation plans at a corporate level and other benefit plans at a country level. The Company’s employees participate in such programs and a portion of the cost of those plans is included in the Company’s financial statements. However, the combined balance sheets do not include any equity related to share-based compensation plans or any net benefit plan obligations unless the benefit plan covers only active and inactive employees of the Company.

The Company’s equity balance in these combined financial statements represents the excess of total assets over total liabilities, including the due to/from balances between the Company and Baxter (net parent company investment) and accumulated other comprehensive income (AOCI). Net parent company investment is primarily impacted by contributions from Baxter which are the result of treasury activities and net funding provided by or distributed to Baxter.

Earnings Per Share

On July 1, 2015, Baxter distributed approximately 544 million shares of Baxalta common stock to its shareholders and retained an additional 132 million shares. As a result, the company has updated its statement of income to retrospectively present basic and diluted earnings per common share (EPS).

The computation of basic EPS for all periods disclosed was calculated using the shares distributed and retained by Baxter on July 1, 2015 totaling 676 million. The weighted average number of shares outstanding for diluted EPS for the periods prior to separation also include 5 million of diluted common share equivalents for stock options, restricted stock units (RSUs), and performance share units (PSUs) as these share-based awards were previously issued by Baxter and outstanding at the time of separation and were assumed by Baxalta following the separation.

The numerator for both basic and diluted EPS is net income, net income from continuing operations, or income from discontinued operations, net of tax.

The following is a reconciliation of basic shares to diluted shares.

(in millions)	2014	2013	2012

Basic shares	676	676	676
Effect of dilutive shares	5	5	5

Diluted Shares	681	681	681

The computation of diluted EPS excluded 19 million equity awards for the periods presented because their inclusion would have had an anti-dilutive effect on diluted EPS as of July 1, 2015.

Retroactive Adoption of Income Tax Accounting Guidance

The company has updated its combined balance sheets, and certain tables in Note 3 to the combined financial statements, for the early retroactive adoption of Accounting Standards Update (ASU) 2015-17, Income

Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires all deferred tax assets and liabilities, along with any related valuation allowance, to be classified as noncurrent on the balance sheet. As of December 31, 2014, the adoption of ASU No. 2015-17 had the effect of reducing short-term assets by $215 million, increasing long-term assets by $14 million, reducing short-term liabilities by $4 million and reducing long-term liabilities by $197 million. As of December 31, 2013, the adoption of ASU 2015-17 had the effect of reducing short-term assets by $215 million, increasing long-term assets by $32 million, reducing short-term liabilities by $8 million and reducing long-term liabilities by $175 million. The retroactive application of ASU 2015-17 did not have an impact on the Company’s statements of income or other financial statements for the periods presented.

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from these estimates.

Revenue Recognition

The Company recognizes revenues from product sales and services when earned. Specifically, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred (or services have been rendered), the price is fixed or determinable, and collectability is reasonably assured. For product sales, revenue is not recognized until title and risk of loss have transferred to the customer. The shipping terms for the majority of the Company’s revenue arrangements are FOB destination. Provisions for rebates, chargebacks to wholesalers and distributors, returns, and discounts are provided for at the time the related sales are recorded, and are reflected as a reduction of sales.

Accounts Receivable and Allowance for Doubtful Accounts

In the normal course of business, the Company provides credit to its customers and maintains reserves for potential credit losses. The movement in the allowance for doubtful accounts during the periods presented is as follows:

years ended of December 31 (in millions)	2014	2013	2012

Balance at beginning of year	$21	$20	$19
Additions	3	2	2
Deductions from reserves	(4)	(1)	(1)

Balance at end of year	$20	$21	$20

Inventories

as of December 31 (in millions)	2014	2013

Raw materials	$524	$529
Work in process	976	971
Finished goods	460	422

Total	$1,960	$1,922

Inventories are stated at the lower of cost (first-in, first-out method) or market value. Market value for raw materials is based on replacement costs, and market value for work in process and finished goods is based on net realizable value.

Property, Plant and Equipment, Net

as of December 31 (in millions)	2014	2013

Land	$105	$99
Buildings and leasehold improvements	1,260	1,240
Machinery and equipment	2,259	2,101
Construction in progress	2,109	1,518

Total property, plant and equipment, at cost	5,733	4,958
Accumulated depreciation	(1,541)	(1,582)

Property, plant and equipment (PP&E), net	$4,192	$3,376

Depreciation expense is calculated using the straight-line method over the estimated useful lives of the related assets, which range from 20 to 50 years for buildings and improvements and from three to 15 years for machinery and equipment. Leasehold improvements are amortized over the life of the related facility lease (including any renewal periods, if appropriate) or the asset, whichever is shorter. Machinery and equipment includes capitalized software costs, which are amortized on a straight-line basis over the estimated useful lives of the software. Depreciation expense was $189 million in 2014, $168 million in 2013, and $150 million in 2012. Gross assets recorded under capital leases and reported in buildings and leasehold improvements were $283 million and $20 million as of December 31, 2014 and December 31, 2013, respectively, and associated accumulated depreciation was $3 million and $1 million as of December 31, 2014 and December 31, 2013, respectively.

Acquisitions

Results of operations of acquired companies are included in the Company’s results of operations as of the respective acquisition dates. The purchase price of each acquisition is allocated to the net assets acquired based on estimates of their fair values at the date of the acquisition. Any purchase price in excess of these net assets is recorded as goodwill. The allocation of purchase price in certain cases may be subject to revision based on the final determination of fair values during the measurement period, which may be up to one year from the acquisition date.

Contingent consideration is recognized at the estimated fair value on the acquisition date. Subsequent changes to the fair value of contingent considerations are recognized in earnings.

Research and Development

Research and development (R&D) costs are expensed as incurred. Pre-regulatory approval contingent milestone obligations to counterparties in collaborative arrangements are expensed when the milestone is achieved. Payments made to counterparties on or after regulatory approval are capitalized and amortized over the remaining useful life of the related product. Amounts capitalized for such payments are included in other intangible assets, net of accumulated amortization.

Acquired in-process R&D (IPR&D) is the value assigned to products under development acquired in a business combination which have not received regulatory approval and have no alternative future use. Acquired IPR&D is capitalized as an indefinite-lived intangible asset. Development costs incurred after the acquisition date are expensed as incurred. Upon receipt of regulatory approval of the related product, the indefinite-lived intangible asset is accounted for as a finite-lived intangible asset and generally amortized on a straight-line basis over the estimated economic life of the related product, subject to annual impairment reviews as discussed below. If the R&D project is abandoned, the indefinite-lived asset is charged to expense.

Collaborative Arrangements

The Company enters into collaborative arrangements in the normal course of business. These collaborative arrangements take a number of forms and structures, and are designed to enhance and expedite long-term sales and profitability growth. These arrangements generally provide that the Company obtain commercialization rights to a product under development. The agreements often require the Company make upfront payments and include additional contingent milestone payments relating to the achievement of specified development, regulatory and commercial milestones, as well as royalty payments. The Company may also be responsible for other on-going costs associated with the arrangements, including R&D cost reimbursements to the counterparty.

Royalty payments are expensed as cost of sales when they become due and payable. Any purchases of product from the partner during the development stage are expensed as R&D, while such purchases during the commercialization phase are capitalized as inventory and recognized as cost of sales when the related finished products are sold. The Company presents upfront payments to collaboration partners as investing activities and milestone payments as operating activities in the combined statements of cash flows.

Business Optimization Charges

The Company records liabilities for costs associated with exit or disposal activities in the period in which the liability is incurred. Employee termination costs are primarily recorded when actions are probable and estimable. Costs for one-time termination benefits in which the employee is required to render service until termination in order to receive the benefits are recognized ratably over the future service period.

Goodwill

Goodwill is not amortized, but is subject to an impairment review annually and whenever indicators of impairment exist. Goodwill would be impaired if the carrying amount of a reporting unit exceeded the fair value of that reporting unit, calculated as the present value of estimated cash flows discounted using a risk-free market rate adjusted for a market participant’s view of similar companies and perceived risks in the cash flows. The implied fair value of goodwill is then determined by subtracting the fair value of all identifiable net assets other than goodwill from the fair value of the reporting unit, with an impairment charge recorded for the excess, if any, of carrying amount of goodwill over the implied fair value.

Intangible Assets Not Subject to Amortization

Indefinite-lived intangible assets, such as acquired IPR&D, are subject to an impairment review annually and whenever indicators of impairment exist. Indefinite-lived intangible assets would be impaired if the carrying amount of the asset exceeded the fair value of the asset.

Other Long-Lived Assets

The Company reviews the carrying amounts of long-lived assets, other than goodwill and intangible assets not subject to amortization, for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating recoverability, the Company groups assets and liabilities at the lowest level such that the identifiable cash flows relating to the Company are largely independent of the cash flows of other assets and liabilities. The Company then compares the carrying amounts of the assets or asset groups with the related estimated undiscounted future cash flows. In the event impairment exists, an impairment charge is recorded as the amount by which the carrying amount of the asset or asset group exceeds the fair value.

Income Taxes

In the Company’s combined financial statements, income tax expense and deferred tax balances have been calculated on a separate return basis although the Company’s operations have historically been included in the tax returns filed by the respective Baxter entities of which the Company’s business is a part. In the future, as a standalone entity, the Company will file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in historical periods.

Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted tax laws and rates. The Company maintains valuation allowances unless it is more likely than not that the deferred tax asset will be realized. With respect to uncertain tax positions, the Company determines whether the position is more likely than not to be sustained upon examination, based on the technical merits of the position. Any tax position that meets the more-likely-than-not recognition threshold is measured and recognized in the combined financial statements at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The liability relating to uncertain tax positions is classified as current in the combined balance sheets to the extent the Company anticipates making a payment within one year. Interest and penalties associated with income taxes are classified in the income tax expense line in the combined statements of income.

The Company maintains an income taxes payable to/from account with Baxter. The Company is deemed to settle current tax balances with the Baxter tax paying entities in the respective jurisdictions. The Company’s current income tax balances are reflected as income taxes payable and settlements, which are deemed to occur in the year following incurrence, are reflected as changes in net parent company investment in the combined balance sheets.

As a standalone entity, the Company will file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in historical periods.

Changes in Accounting Standards

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. ASU No. 201409 will be effective for the Company beginning on January 1, 2017. Early adoption is not permitted. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is currently evaluating the impact of adopting the new revenue standard on its combined financial statements.

NOTE 3    SUPPLEMENTAL FINANCIAL INFORMATION

Accrued Liabilities

as of December 31 (in millions)	2014	2013

Income taxes payable	$352	$537
Employee compensation and withholdings	210	184
Property, payroll and certain other taxes	78	60
Accrued rebates	245	193
Accrued litigation reserves	3	73
Other	268	313

Total accrued liabilities	$1,156	$1,360

Long-Term Liabilities

as of December 31 (in millions)	2014	2013

Pension and other employee benefits	$177	$166
Contingent payment liabilities	518	291
Long-term deferred income taxes	72	53
Uncertain tax positions	88	88
Capital lease obligations	275	14
Other	66	58

Total long-term liabilities	$1,196	$670

Non-cash Investing and Financing Activities

as of December 31 (in millions)	2014	2013	2012

Accrued capital expenditures	$29	$63	$60
Assets acquired through capital lease obligations	263	13	$—

NOTE 4    ACQUISITIONS AND COLLABORATIONS

Acquisitions

	2014		2013
(in millions)	Chatham	AesRx	Inspiration/Ipsen OBIZUR

Consideration transferred
Cash, net of cash acquired	$70	$15	$51
Fair value of contingent payments	77	65	269

Fair value of consideration transferred	$147	$80	320

Assets acquired
Other intangible assets	$74	$78	$288
Other assets, net	—	—	25

Total identifiable net assets	74	78	313
Goodwill	73	2	7

Total assets acquired	$147	$80	$320

Pro forma information has not been included because these acquisitions, individually and in the aggregate did not have a material impact on the Company’s financial position or results of operations for the years ended December 31, 2014, 2013 and 2012.

Chatham Therapeutics, LLC

In May 2012, the Company entered into an exclusive global license agreement with Chatham Therapeutics, LLC (Chatham) to develop and commercialize potential treatments for hemophilia B utilizing Chatham’s gene therapy technology. The Company recognized an R&D charge of $30 million related to an upfront payment.

In April 2014, the Company acquired all of the outstanding membership interests in Chatham, obtaining all gene therapy programs related to the development and commercialization of treatments for hemophilia.

The Company made an initial payment of $70 million, and may make additional payments of up to $560 million related to the achievement of development, regulatory and first commercial sale milestones, in addition to other sales milestones of up to $780 million. The estimated fair value of the contingent payment liabilities at the acquisition date was $77 million, which was recorded in long-term liabilities, and was calculated based on the probability of achieving the specified milestones and the discounting of expected future cash flows. As of December 31, 2014, there have been no significant changes to these contingent payment liabilities.

The Company allocated $74 million of the total consideration to acquired IPR&D, which is being accounted for as an indefinite-lived intangible asset, with the residual consideration of $73 million recorded as goodwill. The acquired IPR&D primarily relates to Chatham’s hemophilia A (factor VIII) program, which was in preclinical stage at the time of the acquisition and is expected to be completed in approximately 10 years. The value of the IPR&D was calculated using cash flow projections adjusted for the inherent technical, regulatory, commercial and obsolescence risks in such activities, discounted at a rate of 12%. Additional R&D will be required prior to obtaining regulatory approval and, as of the acquisition date, incremental R&D costs were projected to be in excess of $130 million. The goodwill, which may be deductible for tax purposes depending on the ultimate resolution of the contingent payment liabilities, includes the value of potential future technologies as well as the overall strategic benefits of the acquisition to the Company in the hemophilia market.

AesRx, LLC

In June 2014, the Company acquired all of the outstanding membership interests in AesRx, LLC (AesRx), obtaining AesRx’s program related to the development and commercialization of treatments for sickle cell disease.

The Company made an initial payment of $15 million, and may make additional payments of up to $278 million related to the achievement of development and regulatory milestones, in addition to sales milestones of up to $550 million. The estimated fair value of the contingent payment liabilities at the acquisition date was $65 million, which was recorded in long-term liabilities, and was calculated based on the probability of achieving the specified milestones and the discounting of expected future cash flows. As of December 31, 2014, there have been no significant changes to these contingent payment liabilities.

The Company allocated $78 million of the total consideration to acquired IPR&D, which is being accounted for as indefinite-lived intangible assets, with the residual consideration of $2 million recorded as goodwill. The acquired IPR&D relates to AesRx’s sickle cell disease program, which was in Phase II clinical trials at the time of the acquisition, and was expected to be completed in approximately five years. The value of IPR&D was calculated using cash flow projections adjusted for the inherent technical, regulatory, commercial and obsolescence risks in such activities, discounted at a rate of 15.5%. Additional R&D will be required prior to obtaining regulatory approval and, as of the acquisition date, incremental R&D costs were projected to be in excess of $40 million.

Inspiration / Ipsen

In March 2013, the investigational hemophilia compound OBIZUR and related assets were acquired from Inspiration BioPharmaceuticals, Inc. (Inspiration), and certain other OBIZUR related assets, including manufacturing operations, were acquired from Ipsen Pharma S.A.S. (Ipsen) in conjunction with Inspiration’s bankruptcy proceedings. Ipsen was Inspiration’s senior secured creditor and had been providing Inspiration with debtor-in-possession financing to fund Inspiration’s operations and the sales process. Additionally, Ipsen was the owner of certain assets acquired in the transaction.

OBIZUR is a recombinant porcine factor VIII that was approved in the United States in 2014 for the treatment of patients with acquired hemophilia A, and is being investigated for the treatment of congenital hemophilia A patients with inhibitors.

The estimated fair value of contingent payment liabilities at the acquisition date was $269 million, based on the probability of achieving the specified milestones, of up to $135 million, and sales-based payments, and the discounting of expected future cash flows. The estimated fair value of contingent payment liabilities was recorded in other long-term liabilities as part of the consideration transferred. As of December 31, 2014, the estimated fair value of the contingent payments was $386 million, with changes in the estimated fair value recognized in other expense, net within the combined statement of income. Refer to Note 8 for additional information regarding the contingent payment liability.

Goodwill of $7 million principally included the value associated with the assembled workforce at the acquired manufacturing facility. The goodwill is deductible for tax purposes. Other intangible assets of $288 million related to acquired IPR&D activities, and the total was accounted for as an indefinite-lived intangible asset at the acquisition date. The value of the IPR&D was calculated using cash flow projections adjusted for the inherent technical, regulatory, commercial and obsolescence risk associated with such activities, discounted at a rate of 13%. In 2014, the acquired IPR&D was reclassified as a definite-lived intangible asset following regulatory approval. Refer to Note 5 for further information regarding the reclassification to a definite-lived intangible asset.

Collaborations

The Company’s significant arrangements are discussed below.

Merrimack Pharmaceuticals, Inc.

In September 2014, the Company entered into an exclusive license agreement with Merrimack Pharmaceuticals, Inc. (Merrimack) relating to the development and commercialization of MM-398 (nanoliposomal irinotecan injection), also known as “nal-IRI”. The arrangement includes all potential indications for MM-398 across all markets with the exception of the United States and Taiwan. The first indication being pursued is for the treatment of patients with metastatic pancreatic cancer who were previously treated with gemcitabine-based therapy. In 2014, the Company recognized an R&D charge of $100 million related to the upfront payment. Upon entering into the agreement, the Company had the potential to make future payments of up to $870 million related to the achievement of development, regulatory, and commercial milestones, in addition to royalty payments.

CTI BioPharma Corp.

In November 2013, the Company acquired approximately 16 million shares of CTI BioPharma Corp. (CTI BioPharma), which was formerly named Cell Therapeutics, Inc., common stock for $27 million. The Company also entered into an exclusive worldwide licensing agreement with CTI BioPharma to develop and commercialize pacritinib, a novel investigational JAK2/FLT3 inhibitor with activity against genetic mutations linked to myelofibrosis, leukemia and certain solid tumors. At the time the Company entered into the agreement, pacritinib was in Phase III development for patients with myelofibrosis, a chronic malignant bone marrow disorder. Under the terms of the agreement, the Company gained commercialization rights for all indications of pacritinib outside the United States and the Company and CTI BioPharma will jointly commercialize pacritinib in the United States. The Company can terminate the arrangement at any time if certain defined costs exceed $125 million. The Company may also terminate the agreement for convenience any time after 18 month anniversary of the execution date. CTI BioPharma is responsible for the funding of the majority of development activities as well as the manufacture of the product. In 2013, the Company recognized an R&D charge of $33 million related to an upfront payment. Upon entering into the agreement, the Company had the potential to make future payments of up to $302 million related to the achievement of development, regulatory and commercial milestones, in addition to future royalty payments.

Coherus Biosciences, Inc.

In August 2013, the Company entered into an exclusive license agreement with Coherus Biosciences, Inc. (Coherus) to develop and commercialize a biosimilar to ENBREL® (etanercept) for Europe, Canada, Brazil and certain other markets. The Company also has the right of first refusal to certain other biosimilars in the collaboration. Under the terms of the agreement, Coherus is responsible for the development plan, preparation of regulatory filings, and manufacture of the product, subject to certain cost reimbursement by the Company. The

Company can terminate the agreement if certain costs exceed a specific cap. In 2013, the Company recognized an R&D charge of $30 million related to its decision to pursue the development of etanercept. Upon entering into the agreement, the Company had the potential to make future payments of up to $169 million relating to the achievement of development and regulatory milestones, in addition to future royalty payments.

Onconova Therapeutics, Inc.

In July 2012, the Company acquired approximately 3 million shares of preferred stock in Onconova Therapeutics, Inc. (Onconova) for $50 million. Refer to Note 8 for additional information regarding this investment. In September 2012, the Company entered into an exclusive license agreement with Onconova for rigosertib, a novel targeted anticancer compound for the treatment of a group of rare hematologic malignancies called myelodysplastic syndromes and pancreatic cancer. The Company gained commercialization rights for the compound in Europe. Onconova is responsible for the funding of the R&D as well as the manufacture of the product. In 2012, the Company recognized an R&D charge of $50 million related to an upfront payment. Upon entering into the agreement, the Company had the potential to make future payments of up to $783 million related to the achievement of development, regulatory and commercial milestones, in addition to future royalty payments.

Momenta Pharmaceuticals, Inc.

In February 2012, the Company entered into an exclusive license agreement with Momenta Pharmaceuticals, Inc. (Momenta) to develop and commercialize biosimilars. The arrangement includes specified funding by the Company, as well as other responsibilities, relating to development and commercialization activities. In 2012, the Company recognized an R&D charge of $33 million related to an upfront payment. Upon entering into the agreement, the Company had the potential to make future payments of up to approximately $202 million related to the exercise of options to develop additional products and the achievement of technical, development and regulatory milestones for these products, in addition to future royalty payments and potential profit-sharing payments.

Unfunded Contingent Payments

At December 31, 2014, the Company’s unfunded contingent milestone payments associated with all of its collaborative arrangements totaled $2.3 billion. This total excludes any contingent royalty and profit-sharing payments. Based on the Company’s projections, any contingent payments made in the future will be more than offset over time by the estimated net future cash flows relating to the rights acquired for those payments.

Payments to Collaboration Partners

Payments to collaboration partners classified in R&D expenses were $242 million, $80 million and $126 million in 2014, 2013 and 2012, respectively. These payments were comprised of upfront payments of $100 million, $63 million and $113 million in 2014, 2013 and 2012, respectively, and milestone payments of $117 million and $15 million in 2014 and 2013, respectively. The remainder related to R&D cost reimbursements. Payments to collaboration partners classified in cost of sales were not significant in 2014, 2013 and 2012.

NOTE 5    GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Goodwill

The following is a summary of the activity in goodwill:

(in millions)

December 31, 2012	$512
Additions	7
Currency translations and other adjustments	5

December 31, 2013	524
Additions	75
Currency translations and other adjustments	(34)

December 31, 2014	$565

Goodwill additions in 2014 and 2013 primarily relate to the acquisitions of Chatham and Inspiration / Ipsen, respectively. See Note 4 for further information.

As of December 31, 2014, there were no accumulated goodwill impairment losses.

Other Intangible Assets, Net

The following is a summary of the Company’s other intangible assets:

(in millions)	Developed technology, including patents	Other amortized intangible assets	Indefinite-lived intangible assets	Total

December 31, 2014
Gross other intangible assets	$440	$29	$149	$618
Accumulated amortization	(133)	(26)	—	(159)

Other intangible assets, net	$307	$3	$149	$459

December 31, 2013
Gross other intangible assets	$192	$33	$288	$513
Accumulated amortization	(139)	(25)	—	(164)

Other intangible assets, net	$53	$8	$288	$349

Intangible asset amortization expense from continuing operations was $16 million for the years ended December 31, 2014, 2013 and 2012. The anticipated annual amortization expense for definite-lived intangible assets recorded as of December 31, 2014 is $31 million in 2015, $28 million in 2016, $25 million in 2017, $24 million in 2018 and $21 million in 2019.

The decrease in indefinite-lived intangible assets and corresponding increase in developed technology was primarily driven by the acquired IPR&D from the Inspiration / Ipsen acquisition obtaining regulatory approval. These intangible assets are being amortized on a straight-line basis over an estimated useful life of approximately 15 years. The decrease in indefinite-lived intangible assets was partially offset by additions related to the acquisitions of Chatham and AesRx.

NOTE 6    BUSINESS OPTIMIZATION CHARGES

The Company has historically participated in business optimization plans initiated by Baxter. The Company’s total charges related to these plans are presented below:

years ended December 31 (in millions)	2014	2013	2012

Cash expenses	$43	$50	$30
Non-cash expenses	—	83	14
Reserve adjustments	(10)	—	—

Total business optimization expenses	$33	$133	$44

Discontinued operations	(8)	(101)	—

Business optimization expenses in continuing operations	$25	$32	$44

These expenses primarily related to the Company’s costs associated with optimizing the overall cost structure on a global basis, as Baxter streamlined its international operations, rationalized its manufacturing facilities, enhanced its general and administrative infrastructure and re-aligned or cancelled certain R&D activities and programs. The 2014 expenses primarily included severance and other employee-related costs associated with the reorganization of certain R&D activities. The 2013 expenses included severance costs, as well as asset impairments and contract terminations associated with discontinued products and projects. In 2014, the Company refined its expectations and recorded adjustments to previous business optimization reserves that are no longer probable of being utilized. The total business optimization charges for the years ended December 31, 2014 and 2013, respectively, included severance and other non-cash impairment losses associated with the discontinuation of certain R&D programs associated with the vaccines business.

The business optimization charges are recorded as follows in the combined statements of income:

•	2014: $2 million in cost of sales, $1 million in selling, general and administrative expenses, and $22 million in R&D expenses (with an additional $8 million recorded in discontinued operations).

•	2013: $5 million in cost of sales, $3 million in selling, general and administrative expenses, and $24 million in R&D expenses (with an additional $101 million recorded in discontinued operations).

•	2012: $18 million in cost of sales, $10 million in selling, general and administrative expenses, and $16 million in R&D expenses.

The following table summarizes cash activity in the reserves related to business optimization initiatives:

(in millions)

Reserve at December 31, 2011	$36
Current year charges	30
Utilization	(21)

Reserve at December 31, 2012	45
Current year charges	50
Utilization	(31)

Reserve at December 31, 2013	64
Current year charges	43
Reserve adjustments	(10)
Utilization	(37)

Reserve at December 31, 2014	$60

The reserves are expected to be substantially utilized by the end of 2016. The Company believes that the reserves are adequate. However, adjustments may be recorded in the future as the programs are completed.

NOTE 7    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY

Interest Rate Risk Management

The Company is exposed to the risk that its earnings and cash flows could be adversely impacted by fluctuations in benchmark interest rates relating to its anticipated issuances of debt in connection with the separation. The Company’s policy is to manage this risk to an acceptable level.

Cash Flow Hedges

In December 2014, the Company entered into forward-starting interest rate swaps to hedge the risk to earnings associated with movements in benchmark interest rates relating to the anticipated issuance of debt in connection with the separation. The Company designated these interest rate contracts as cash flow hedges. The total notional amount of the interest rate contracts outstanding was $550 million as of December 31, 2014.

As of December 31, 2014, the fair value of the interest rate contracts in liability positions was $2 million, reported in accrued liabilities, and the fair value of the interest rate contracts in asset positions was $1 million, reported in prepaid expenses and other assets. The Company recorded a net loss of $1 million in other comprehensive income during the year ended December 31, 2014. There was no ineffectiveness during the year ended December 31, 2014. The Company did not have any interest rate contracts outstanding as of December 31, 2013.

NOTE 8    FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Concentrations of Credit Risk

The Company engages in business with foreign governments in certain countries that have experienced deterioration in credit and economic conditions, including Greece, Spain, Portugal and Italy. As of December 31, 2014 and 2013, the Company’s net accounts receivable from the public sector in these countries totaled $88 million and $146 million, respectively.

Global economic conditions and liquidity issues in certain countries have resulted, and may continue to result, in delays in the collection of receivables and credit losses. Global economic conditions, governmental actions and customer-specific factors may require the Company to re-evaluate the collectability of its receivables and the Company could potentially incur additional credit losses. These conditions may also impact the stability of the Euro.

Fair Value Measurements

The fair value hierarchy under the accounting standard for fair value measurements consists of the following three levels:

•	Level 1—Quoted prices in active markets that the Company has the ability to access for identical assets or liabilities;

•	Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuations in which all significant inputs are observable in the market; and

•	Level 3—Valuations using significant inputs that are unobservable in the market and include the use of judgment by the Company’s management about the assumptions market participants would use in pricing the asset or liability.

The following tables summarize the bases used to measure financial assets and liabilities that are carried at fair value on a recurring basis in the combined balance sheets:

		Basis of fair value measurement
(in millions)	Balance at December 31, 2014	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Assets
Available-for-sale securities
Equity securities	$71	$71	$—	$—
Foreign government debt securities	18	—	18	—
Interest rate contracts	1	—	1	—

Total assets	$90	$71	$19	$—

Liabilities
Contingent payments related to acquisitions	$518	$—	$—	$518
Interest rate contracts	2	—	2	—

Total liabilities	$520	$—	$2	$518

		Basis of fair value measurement
(in millions)	Balance at December 31, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Assets
Available-for-sale securities
Equity securities	$94	$94	$—	$—
Foreign government debt securities	18	—	18	—

Total assets	$112	$94	$18	$—

Liabilities
Contingent payments related to acquisitions	$291	$—	$—	$291

Total liabilities	$291	$—	$—	$291

For assets that are measured using quoted prices in active markets, the fair value is the published market price per unit multiplied by the number of units held, without consideration of transaction costs. The fair values of foreign government debt securities are obtained from pricing services or broker/dealers who use proprietary pricing applications, which include observable market information for like or same securities.

Contingent payments related to acquisitions consist of development, regulatory and commercial milestone payments, in addition to sales-based payments, and are valued using discounted cash flow techniques. The fair value of development, regulatory and commercial milestone payments reflects management’s expectations of probability of payment, and increases as the probability of payment increases or expectation of timing of payments is accelerated. As of December 31, 2014, management’s expected weighted-average probability of payment for regulatory, development and commercial milestone payments expected to occur was approximately 24%, with individual probabilities ranging from 10%-100%. The fair value of sales-based payments is based upon probability-weighted future revenue estimates, and increases as revenue estimates increase, probability weighting of higher revenue scenarios increase or expectation of timing of payment is accelerated. The following table provides information relating to the Company’s investments in available-for-sale equity securities:

(in millions)	Amortized cost	Unrealized gains	Unrealized (losses)	Fair value

December 31, 2014
Available-for-sale equity securities	$59	$21	$(9)	$71

December 31, 2013
Available-for-sale equity securities	$104	$20	$(30)	$94

In July 2012, the Company acquired approximately 3 million shares of Onconova preferred stock for $50 million, which the Company classified as available-for-sale debt securities as a result of certain mandatory redemption rights held by Baxter. In 2013, the Company reclassified the securities to available-for-sale equity securities as a result of the conversion of the preferred stock to common stock upon the completion of Onconova’s initial public offering. In 2014, the Company recorded a $45 million other-than-temporary impairment charge to write-down the investment in Onconova to its fair value of $9 million based on the duration and severity of the loss. The loss was reported in other expense, net. In 2013, the Company acquired approximately 16 million shares of CTI BioPharma common stock, which are classified as available-for-sale equity securities, for $27 million. Refer to Note 4 for additional information on the Onconova and CTI BioPharma arrangements.

The Company had cumulative unrealized gains for the available-for-sale debt securities of $1 million and less than $1 million as of December 31, 2014, and 2013, respectively. The following table is a reconciliation of the fair value measurements that use significant unobservable inputs (Level 3), which consist of contingent payments related to acquisitions and preferred stock:

(in millions)	Contingent payments	Preferred stock

Fair value as of December 31, 2012	$—	$51
Purchases	269	—
Net losses recognized in earnings	18	—
Currency translation adjustments	4	—
Conversion to a publicly traded equity security	—	(51)

Fair value as of December 31, 2013	$291	$—
Additions	142	—
Payments	(12)	—
Net losses recognized in earnings	124	—
Currency translation adjustments	(27)	—

Fair value as of December 31, 2014	$518	$—

The Company’s additions in 2014 related to the contingent payment liabilities associated with the acquisitions of Chatham and AesRx. Refer to Note 4 for additional information regarding the contingent payment liabilities. The net loss recognized in earnings and reported in other expense, net primarily related to an increase in the estimated fair value of contingent payment liabilities associated with OBIZUR and related assets from Inspiration / Ipsen.

Book Values and Fair Values of Financial Instruments

In addition to the financial instruments that the Company is required to recognize at fair value on the combined balance sheets, the Company has certain financial instruments that are recognized at historical cost or some basis other than fair value. For these financial instruments, the following table provides the values recognized on the combined balance sheets and the approximate fair values:

	Book values		Approximate fair values
as of December 31 (in millions)	2014	2013	2014	2013

Assets
Investments	$31	$5	$31	$5

Liabilities
Capital lease obligations	$276	$19	$276	$19

As of December 31, 2014, the Company recorded $64 million of income in other expense, net related to equity method investments, which primarily represented distributions from funds that sold portfolio companies as well as gains from the sale of certain investments.

The fair value of capital lease obligations is based on Level 2 inputs. Investments include certain cost method investments whose fair value is based on Level 3 inputs.

NOTE 9    COMMITMENTS AND CONTINGENCIES

Collaboration Agreement Contingent Payments

Refer to Note 4 for information regarding the Company’s unfunded contingent payments associated with collaborative arrangements.

Limited Partnership Commitments

The Company has unfunded commitments of $32 million as a limited partner in an equity investment as of December 31, 2014.

Indemnifications

During the normal course of business, the Company enters into indemnities, commitments and guarantees pursuant to which the Company may be required to make payments related to specific transactions. In addition, Baxter indemnifies the Company’s directors and officers for certain losses and expenses upon the occurrence of certain prescribed events. The majority of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential for future payments that the Company could be obligated to make. To help address some of these risks, the Company maintains various insurance coverages. Based on historical experience and evaluation of the agreements, the Company does not believe that any significant payments related to its indemnities will occur, and therefore the Company has not recorded any associated liabilities.

Lease Commitments

The Company leases certain facilities and equipment under capital and operating leases expiring at various dates. The leases generally provide for the Company to pay taxes, maintenance, insurance and certain other operating costs of the leased property. Most of the operating leases contain renewal options. Operating lease rent expense was $42 million in 2014, $40 million in 2013 and $41 million in 2012.

Future Minimum Lease Payments

During 2014, the Company entered into a leasing arrangement for a new global innovation and research and development center in Cambridge, Massachusetts and recorded a capital lease obligation of $263 million. The arrangement calls for approximately $170 million in lease payments over an initial term of 12 years and includes two additional five year renewal options.

The following table summarizes future minimum lease payments:

as of and for the years ended December 31 (in millions)	Operating leases	Capital leases

2015	$43	$1
2016	38	7
2017	34	7
2018	26	7
2019	19	7
Thereafter	58	247

Total obligations and commitments	218	276
Interest on capital leases	—	94

Total lease obligations	$218	$370

NOTE 10    SHARE-BASED COMPENSATION

Baxter maintains an incentive stock program for the benefit of its officers, directors, and certain employees, including certain Company employees. As the Company receives employee services in consideration for the participation of the Company’s employees in these plans, a share-based payment expense for the awards granted to the Company’s employees has been reflected in the combined statements of income. The Company’s employees participate in Baxter International Inc.’s 2001 Incentive Compensation Program, 2003 Incentive Compensation Program, 2007 Incentive Plan, 2011 Incentive Plan and Employee Stock Purchase Plan.

Baxter’s share-based compensation generally includes stock options, RSUs, PSUs and purchases under Baxter’s employee stock purchase plan.

The Company’s share-based compensation has been derived from the equity awards granted by Baxter to the Company’s employees. As the share-based compensation plans are Baxter’s plans, the amounts have been recognized through net parent company investment on the combined balance sheets.

Share-Based Compensation Expense

Share-based compensation expense relating to the Company’s employees was $31 million, $26 million and $20 million in 2014, 2013 and 2012, respectively. The related tax benefit recognized was $10 million in 2014, $9 million in 2013 and $7 million in 2012.

Approximately 50% of share-based compensation expense from continuing operations was classified in selling, general and administrative expenses in 2014, 2013 and 2012. In 2014, approximately 25% was classified in each of cost of sales and R&D expenses. In 2013 and 2012, approximately 30% was classified in cost of sales and approximately 20% was classified in R&D expenses.

Stock Options

Stock options are granted with exercise prices at least equal to 100% of the market value on the date of grant. Stock options granted to Company employees generally vest in one-third increments over a three-year period. Stock options typically have a contractual term of 10 years. The grant-date fair value, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the substantive vesting period.

The fair value of stock options is determined using the Black-Scholes model. The weighted-average assumptions used in estimating the fair value of stock options granted during each year with respect to the Company employees, along with the weighted-average grant-date fair values, were as follows:

years ended December 31	2014	2013	2012

Expected volatility	23%	25%	25%
Expected life (in years)	5.5	5.5	5.5
Risk-free interest rate	1.7%	0.9%	1.0%
Dividend yield	2.8%	2.6%	2.3%
Fair value per stock option	$11	$12	$10

The expected volatility assumption is based on a weighted-average of the historical volatility of Baxter’s stock and the implied volatility from traded options on Baxter’s stock, with historical volatility more heavily weighted. The expected life assumption is primarily based on the vesting terms of the stock option, historical employee exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield reflects historical experience as well as future expectations over the expected life of the option.

The following table summarizes stock option activity for the year ended December 31, 2014 and stock option information at December 31, 2014 for Company employees:

(options and aggregate intrinsic values in thousands)	Options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value

Outstanding at December 31, 2013	5,473	$57.37
Granted	1,523	69.45
Exercised	(1,201)	52.42
Forfeited	(152)	68.15
Transferred	444	59.57
Expired	(33)	52.99

Outstanding at December 31, 2014	6,054	$61.31	6.5	$72,595

Vested or expected to vest as of December 31, 2014	5,925	$61.12	6.4	$72,125

Exercisable at December 31, 2014	3,387	$55.93	4.8	$58,777

The aggregate intrinsic value in the table above represents the difference between the exercise price and Baxter’s closing stock price on the last trading day of 2014. The total intrinsic value of options exercised was $25 million, $25 million and $22 million in 2014, 2013 and 2012, respectively.

As of December 31, 2014, $15 million of unrecognized compensation cost related to stock options is expected to be recognized as expense over a weighted-average period of approximately 1.7 years.

RSUs

RSUs granted to Company employees generally vest in one-third increments over a three-year period. The grant-date fair value, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the substantive vesting period. The fair value of RSUs is determined based on the number of shares granted and the quoted price of Baxter’s common stock on the date of grant.

The following table summarizes nonvested RSU activity for the year ended December 31, 2014 for Company employees:

(share units in thousands)	Share units	Weighted- average grant-date fair value

Nonvested RSUs at December 31, 2013	464	$63.41
Granted	367	70.89
Vested	(189)	60.96
Transferred	39	67.76
Forfeited	(32)	67.62

Nonvested RSUs at December 31, 2014	649	$68.40

As of December 31, 2014, $23 million of unrecognized compensation cost related to RSUs is expected to be recognized as expense over a weighted-average period of approximately 1.8 years. The weighted-average grant-date fair value of RSUs granted in 2014, 2013 and 2012 was $70.89, $70.19 and $58.36, respectively. The fair value of RSUs vested in 2014, 2013 and 2012 was $14 million, $9 million and $3 million, respectively.

PSUs

Baxter’s stock compensation program for senior management includes the issuance of PSUs based on return on invested capital (ROIC) as well as market conditions. The vesting condition for ROIC PSUs is set at the beginning of each year for each tranche of the award during the three-year service period. Compensation cost for the ROIC PSUs is measured based on the fair value of the awards on the date that the specific vesting terms for each tranche of the award are established. The fair value of the awards is determined based on the quoted price of the Company’s stock on the grant date for each tranche of the award. The compensation cost for these PSUs is adjusted at each reporting date to reflect the estimated probability of achieving the vesting condition.

The fair value of PSUs based on market conditions is determined using a Monte Carlo model. A Monte Carlo model uses stock price volatility and other variables to estimate the probability of satisfying the market conditions and the resulting fair value of the award. The assumptions used in estimating the fair value of these PSUs granted during the period, along with the grant-date fair values, were as follows:

years ended December 31	2014	2013	2012

Baxter volatility	20%	21%	24%
Peer group volatility	13%-58%	13%-38%	14%-50%
Correlation of returns	0.23-0.66	0.37-0.62	0.26-0.54
Risk-free interest rate	0.7%	0.3%	0.4%
Fair value per PSU	$ 57	$ 67	$ 72

Unrecognized compensation cost related to granted unvested PSUs of $2 million at December 31, 2014 is expected to be recognized as expense over a weighted-average period of 1.6 years.

The following table summarizes nonvested PSU activity for the year ended December 31, 2014 for Company employees:

(share units in thousands)	Share units	Weighted- average grant-date fair value

Nonvested PSUs at January 1, 2013	42	$70.03
Granted	24	61.81
Vested	(24)	71.51
Transferred	5	65.27
Forfeited	—	—

Nonvested PSUs at December 31, 2014	47	$64.54

Employee Stock Purchase Plan

Nearly all Baxter employees, including the Company’s employees, are eligible to participate in Baxter’s employee stock purchase plan. The employee purchase price is 85% of the closing market price on the purchase date.

In 2011, shareholders approved the Baxter International Inc. Employee Stock Purchase Plan which reflected the merger of the previous plans for U.S. and international employees. This employee stock purchase plan provides for 10 million shares of common stock available for issuance to eligible participants.

Baxter issued approximately 0.3 million shares in 2014, 0.2 million shares in 2013 and 0.2 million in 2012 under the prior and current employee stock purchase plans to the Company’s employees. The number of shares under subscription with respect to the Company’s employees at December 31, 2014 totaled approximately 0.2 million.

NOTE 11    RETIREMENT AND OTHER BENEFIT PROGRAMS

Shared Baxter Plans

The Company’s employees participate in defined benefit pension and other postretirement plans sponsored by Baxter, which include participants of Baxter’s other businesses. Such plans are accounted for as multiemployer plans in these combined financial statements and as a result, no asset or liability was recorded by the Company to recognize the funded status of these plans.

The Company recorded expense of $37 million, $45 million, and $36 million for the years ended December 31, 2014, 2013 and 2012, respectively, relating to the Company’s employees’ participation in Baxter sponsored plans. As of December 31, 2014 and 2013, there were no required contributions outstanding.

As of December 31, 2014 and 2013, such multiemployer defined benefit pension plans were approximately 62% and 69% funded, respectively. Baxter made total aggregated contributions of $92 million, $83 million and $95 million in 2014, 2013 and 2012, respectively.

The most significant shared defined benefit plan is the U.S. Qualified plan. The Company’s employees represent approximately 40% of total participants in the U.S. Qualified plan. As of December 31, 2014 and 2013, the U.S. Qualified plan was approximately 77% and 87% funded, respectively. Baxter did not make any contributions to the U.S. Qualified plan in 2014, 2013, or 2012. Baxter has no obligation to fund the U.S. Qualified plan in 2015.

Austrian Pension Plan

The Company is the sole sponsor for certain Austrian defined benefit pension plans. Information for these defined benefit plans are as follows:

as of and for the years ended December 31 (in millions)	2014	2013

Change in benefit obligation:
Projected benefit obligation, beginning of period	$156	$146
Service cost	6	6
Interest cost	5	5
Actuarial loss/(gain)	33	(3)
Benefit payments	(5)	(5)
Settlements	(3)	(2)
Foreign exchange and other	(26)	9

Projected benefit obligation, end of period	$166	$156

Change in plan assets:
Employer contributions	$8	$7
Settlements	(3)	(2)
Benefits paid	(5)	(5)

Fair value of plan assets, end of year	—	—

Under funded status of the plans	$(166)	$(156)

Amounts recognized in the combined balance sheets:
Current liability	$(5)	$(6)
Noncurrent liability	(161)	(150)

Net liability recognized at December 31	$(166)	$(156)

for the years ended December 31 (in millions)	2014	2013	2012

Net periodic benefit cost:
Service cost	$6	$6	$4
Interest cost	5	5	5
Amortization of actuarial loss	3	4	1
Settlement charge	1	1	—

Total net periodic benefit cost	$15	$16	$10

Net periodic benefit cost in the table above includes net periodic benefit costs from discontinued operations of $1 million, $2 million and $1 million for 2014, 2013 and 2012, respectively. The accumulated benefit obligation for the Austrian defined benefit plan was $133 million and $125 million at December 31, 2014 and 2013, respectively. The accumulated benefit obligations exceeded plan assets at December 31, 2014, 2013 and 2012.

Other comprehensive loss, net of tax for the Austrian defined benefit plan was $1 million, $7 million, and $27 million for the years ended December 31, 2014, 2013 and 2012, respectively, which solely consisted of net actuarial losses.

The weighted average assumptions used to determine the net cost and benefit obligations for the Austrian defined benefit plan are as follows:

	2014	2013	2012

Discount rate	2.00%	3.30%	3.25%
Rate of compensation increase	3.50%	3.50%	3.50%

Total benefit payments expected to be paid to participants are as follows:

(in millions)	Pension benefits

2015	$5
2016	5
2017	6
2018	7
2019	7
2020 through 2024	45

Total expected net benefit payments for next 10 years	$75

U.S. Defined Contribution Plan

Most of the Company’s U.S. employees are eligible to participate in Baxter’s qualified defined contribution plan. The Company recorded expense of $20 million in 2014, $16 million in 2013 and $13 million in 2012 related to this plan.

NOTE 12    ACCUMULATED OTHER COMPREHENSIVE INCOME

Comprehensive income includes all changes in equity that do not arise from transactions with the Parent and consists of net income, foreign currency translation, pension and unrealized gains and losses on available-for-sale investments and other. The following is a net-of-tax summary of the changes in AOCI by component for the years ended December 31, 2014 and 2013.

(in millions)	Foreign Currency Translation	Pension	Available-for-sale Investments and Other	Total

Gains (losses)
Balance as of December 31, 2013	$—	$(51)	$(13)	$(64)
Other comprehensive income before reclassifications	(387)	(4)	(21)	(412)
Amounts reclassified from AOCI(a)	—	3	40	43

Net other comprehensive (loss) income	(387)	(1)	19	(369)

Balance as of December 31, 2014	$(387)	$(52)	$6	$(433)

(in millions)	Foreign Currency Translation	Pension	Available-for-sale Investments and Other	Total

Gains (losses)
Balance as of December 31, 2012	$(72)	$(44)	$2	$(114)
Other comprehensive income before reclassifications	72	(11)	(19)	42
Amounts reclassified from AOCI(a)	—	4	4	8

Net other comprehensive income (loss)	72	(7)	(15)	50

Balance as of December 31, 2013	$—	$(51)	$(13)	$(64)

(a)	See table below for details about the reclassifications for the years ended December 31, 2014 and 2013.

The following is a summary of the amounts reclassified from AOCI to net income during the years ended December 31, 2014 and 2013.

	Amounts reclassified from AOCI(a)
(in millions)	2014		2013		Location of impact in income statement

Amortization of pension
Actuarial losses and other	$(4	)(b)	$(5	)(b)

	(4)		(5)		Total before tax
	1		1		Tax benefit

	$(3)		$(4)		Net of tax

Losses on available-for-sale investments
Other-than-temporary impairment of available-for-sale equity securities	$(45)		$(6)		Other expense, net

	(45)		(6)		Total before tax
	5		2		Tax benefit

	$(40)		$(4)		Net of tax

Total reclassification for the period	$(43)		$(8)		Total net of tax

(a)	Amounts in parentheses indicate reductions to net income.
(b)	These AOCI components are included in the computation of net periodic benefit cost disclosed in Note 11.

NOTE 13    INCOME TAXES

In the Company’s combined financial statements, income tax expense and deferred tax balances have been calculated on a separate tax return basis although the Company’s operations have historically been included in the tax returns filed by the respective Baxter entities of which the Company’s business is a part. In the future, as a standalone entity, the Company will file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in the historical periods.

The Company maintains an income taxes payable to/from account with Baxter. The Company is deemed to settle current tax balances with the Baxter tax paying entities in the respective jurisdictions. The Company’s current income tax balances are reflected as income taxes payable and settlements, which are deemed to occur in the year following incurrence, are reflected as changes in net parent company investment in the combined balance sheets.

Income Before Income Tax Expense by Category

years ended December 31 (in millions)	2014	2013	2012

United States	$728	$881	$710
International	804	732	851

Income before income taxes	$1,532	$1,613	$1,561

Income Tax Expense

years ended December 31 (in millions)	2014	2013	2012

Current
United States	$273	$326	$267
International	5	42	67

Current income tax expense	278	368	334

Deferred
United States	27	(40)	23
International	41	(3)	(1)

Deferred income tax expense (benefit)	68	(43)	22

Income tax expense	$346	$325	$356

Deferred Tax Assets and Liabilities

as of December 31 (in millions)	2014	2013

Deferred tax assets
Accrued expenses	$245	$295
Retirement benefits	45	40
Tax credits and net operating losses	3	2

Total deferred tax assets	293	337

Deferred tax liabilities
Subsidiaries’ unremitted earnings	(34)	(53)
Asset basis differences	(288)	(284)

Total deferred tax liabilities	(322)	(337)

Net deferred tax liability	$(29)	$—

At December 31, 2014, the Company had foreign operating loss carryforwards totaling $3 million, and no foreign tax credit carryforwards. Realization of the foreign operating loss carryforwards depends on generating sufficient taxable income in future periods. No valuation allowances were recorded to reduce the deferred tax assets associated with the net operating loss carryforwards because the Company believes it is more likely than not that these assets will be fully realized prior to expiration. The Company will continue to evaluate the need for valuation allowances and, as circumstances change, the valuation allowance may change.

Income Tax Expense Reconciliation

years ended December 31 (in millions)	2014	2013	2012

Income tax expense at U.S. statutory rate	$536	$565	$546
Tax incentives	(111)	(146)	(132)
State and local taxes	26	31	26
Foreign taxes less than U.S. Rate	(98)	(89)	(94)
Branded Prescription Drug Fee	20	7	6
Permanent Items	8	(3)	(5)
Credits	(7)	(10)	(7)
Uncertain tax position (UTP)	(19)	(30)	12
Other	(9)	—	4

Income tax expense	$346	$325	$356

Management intends to continue to reinvest previous earnings in several jurisdictions outside of the United States indefinitely, and therefore has not recorded a U.S. income tax liability related to these earnings. As of December 31, 2014 the Company had unremitted earnings of approximately $1.3 billion. If the Company decides at a later date to repatriate these earnings to the United States, the Company would be required to provide for the net tax effects on these amounts. It is not practicable to determine the net tax effects of a repatriation of these earnings.

Unrecognized Tax Benefits

The Company classifies interest and penalties associated with income taxes in the income tax expense line in the combined statements of income. Net interest and penalties (payments) expense recorded during 2014, 2013 and 2012 were ($14) million, $2 million and $6 million, respectively. The liability recorded at December 31, 2014 and 2013 related to interest and penalties was $34 million and $47 million, respectively.

The following is a reconciliation of the Company’s unrecognized tax benefits for the years ended December 31, 2014, 2013 and 2012.

as of and for the years ended (in millions)	2014	2013	2012

Balance at beginning of the year	$81	$259	$253
Increase associated with tax positions taken during the current year	2	7	3
Increase associated with tax positions taken during a prior year	(4)	—	3
Settlements	(6)	(179)	—
Decrease associated with lapses in statutes of limitations	(8)	(6)	—

Balance at end of the year	$65	$81	$259

Of the gross unrecognized tax benefits, $99 million and $129 million were recognized as liabilities in the combined balance sheets as of December 31, 2014 and 2013, respectively.

None of the positions included in the liability for uncertain tax positions related to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

Tax Incentives

The Company has received tax incentives in Switzerland, and certain other taxing jurisdictions outside the United States. The financial impact of the reductions as compared to the statutory tax rates is indicated in the income tax expense reconciliation table above.

Examination of Tax Returns

As of December 31, 2014, the Company had on-going audits in the United States, Switzerland, Austria and Italy. While the final outcome of these matters is inherently uncertain, the Company believes that it has made adequate provisions for all years subject to examination.

NOTE 14    LEGAL PROCEEDINGS

The Company, as a part of Baxter, is involved in product liability, patent, commercial, and other legal matters that arise in the normal course of the Company’s business. The Company records a liability when a loss is considered probable and the amount can be reasonably estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, the minimum amount in the range is accrued. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded. As of December 31, 2014, the Company’s total recorded reserves with respect to legal matters were $24 million.

The Company is not able to estimate the amount or range of any loss for certain contingencies for which there is no reserve or additional loss for matters already reserved. While the liability of the Company in connection with the claims cannot be estimated and although the resolution in any reporting period of one or more of these matters could have a significant impact on the Company’s results of operations and cash flows for that period, the outcome of these legal proceedings is not expected to have a material adverse effect on the Company’s combined financial position. While the Company believes that it has valid defenses in these matters, litigation is inherently uncertain, excessive verdicts do occur, and the Company may incur material judgments or enter into material settlements of claims.

The Company remains subject to the risk of future administrative and legal actions. With respect to governmental and regulatory matters, these actions may lead to product recalls, injunctions, and other restrictions on the Company’s operations and monetary sanctions, including significant civil or criminal penalties. With respect to intellectual property, the Company may be exposed to significant litigation concerning the scope of the Company’s and others’ rights. Such litigation could result in a loss of patent protection or the ability to market products, which could lead to a significant loss of sales, or otherwise materially affect future results of operations.

General Litigation

The Company was a defendant, along with others, in a number of lawsuits combined for pretrial proceedings in the U.S.D.C. for the Northern District of Illinois alleging that the Company and certain of its competitors conspired to restrict output and artificially increase the price of plasma-derived therapies since 2003. The Company settled with the direct purchaser plaintiffs for $64 million, which was paid during the first quarter of 2014.

NOTE 15    GEOGRAPHIC AND PRODUCT INFORMATION

Geographic Information

Net sales are based on customer location and long-lived assets are based on physical location.

years ended December 31 (in millions)	2014	2013	2012

Net sales
United States	$3,016	$2,861	$2,687
Rest of world	2,936	2,694	2,623

Combined net sales	$5,952	$5,555	$5,310

as of December 31 (in millions)		2014	2013

Property, Plant and Equipment, Net
United States		$2,411	$1,472
Austria		717	812
Switzerland		353	382
Singapore		333	308
Rest of world		378	402

Combined property, plant and equipment, net		$4,192	$3,376

Significant Product Sales

The following is a summary of net sales for the Company’s four product categories.

years ended December 31 (in millions)	2014	2013	2012

Hemophilia[1]	$2,984	$2,786	$2,627
Immunoglobulin Therapies[2]	1,677	1,616	1,583
Inhibitor Therapies[3]	744	651	614
BioTherapeutics[4]	547	502	486

Combined net sales	$5,952	$5,555	$5,310

[1]	Primarily includes sales of recombinant factor VIII and factor IX products (ADVATE, RECOMBINATE, and RIXUBIS) and plasma-derived hemophilia products (primarily factor VII, factor VIII, and factor IX).
[2]	Includes sales of antibody-replacement immunoglobulin therapy products, including GAMMAGARD LIQUID, SUBCUVIA, and HYQVIA.
[3]	Includes sales of FEIBA, a plasma-derived hemophilia product to treat patients who have developed inhibitors and OBIZUR, and recombinant porcine factor VIII product for the treatment of acquired Hemophilia A.
[4]	Includes primarily plasma-derived specialty therapies including albumin and alpha-1 antitrypsin products.

NOTE 16    RELATED PARTIES

The Company has not historically operated as a standalone business and has various relationships with Baxter whereby Baxter provides services to the Company.

Corporate Overhead and Other Allocations from Baxter

Baxter provides the Company certain services, which include, but are not limited to, executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. The financial information in these combined financial statements does not necessarily include all the expenses that would have been incurred had the Company been a separate, standalone entity. Baxter charges the Company for these services based on direct and indirect costs. When specific identification is not practicable, a proportional cost method is used, primarily based on sales, headcount, or square footage. These allocations were reflected as follows in the combined financial statements:

years ended December 31 (in millions)	2014	2013	2012

Cost of sales allocations	$12	$37	$28
Selling, general and administrative allocations	511	540	552
Research and development allocations	14	15	14
Other expense, net allocations	1	4	—

Total corporate overhead and other allocations from Baxter	$538	$596	$594

The financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of the Company in the future or what they would have been had the Company been a separate, standalone entity during the periods presented. Management believes that the methods used to allocate expenses to the Company are reasonable.

Share-based Compensation

As discussed in Note 10, the Company’s employees participate in Baxter share-based compensation plans, the costs of which have been allocated to the Company and recorded in cost of sales, selling and administrative expenses, and R&D expenses in the combined statements of income. Share-based compensation costs related to the Company’s employees were $31 million, $26 million and $20 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Retirement Plans

As discussed in Note 11, the Company’s employees participate in defined benefit pension and other postretirement plans sponsored by Baxter, the costs of which have been recorded in cost of sales, selling, general and administrative expenses, and R&D expenses in the combined statement of income. The costs of such plans related to the Company’s employees were $37 million, $45 million and $36 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Centralized Cash Management

Baxter uses a centralized approach to cash management and financing of operations. The majority of the Company’s subsidiaries are party to Baxter’s cash pooling arrangements with several financial institutions to maximize the availability of cash for general operating and investing purposes. Under these cash pooling arrangements, cash balances are swept regularly from the Company’s accounts. Cash transfers to and from Baxter’s cash concentration accounts and the resulting balances at the end of each reporting period are reflected in net parent company investment in the combined balance sheets.

Debt

Baxter’s third-party debt and the related interest expense have not been allocated to the Company for any of the periods presented as the Company was not the legal obligor of the debt and Baxter borrowings were not directly attributable to the Company’s business.

NOTE 17    DISCONTINUED OPERATIONS

In July 2014, the Company entered into an agreement with Pfizer Inc. to sell its commercial vaccines business, including NeisVac-C, a vaccine which helps protect against meningitis caused by group C meningococcal meningitis, and FSME-IMMUN, which helps protect against tick-borne encephalitis (TBE), an infection of the brain transmitted by the bite of ticks infected with the TBE-virus, and committed to a plan to divest the remainder of its vaccines business, which includes certain R&D programs. The Company completed the divestiture of the commercial vaccines business in December 2014 and received cash proceeds of $639 million and recorded an after-tax gain of $417 million. The Company entered into a separate agreement with Nanotherapeutics, Inc. for the sale of the remainder of the vaccines business in December 2014, which is expected to be completed in the second quarter of 2015. As a result of the divestitures, the operations and cash flows of the vaccines business have been eliminated from the ongoing operations of the Company.

Following is a summary of the operating results of the vaccines business, which have been reflected as discontinued operations for the years ended December 31, 2014, 2013 and 2012.

years ended December 31 (in millions)	2014	2013	2012

Net sales	$301	$292	$254
Income from operations before income taxes, excluding gain on sale	150	3	51
Gain on sale before income taxes	466	—	—
Income tax expense	(65)	(3)	(8)

Net income	$551	$—	$43

NOTE 18    SUBSEQUENT EVENTS

The Company evaluated subsequent events for recognition or disclosure through April 10, 2015, the date the combined financial statements were available to be issued.

SuppreMol Acquisition

In March 2015, the Company acquired SuppreMol GmbH (SuppreMol), a privately held biopharmaceutical company based in Germany, for approximately $225 million. Through the acquisition, the Company has acquired SuppreMol’s early-stage pipeline of treatment options for autoimmune and allergic diseases and its operations in Munich, Germany. The acquired investigational treatments will complement and build upon the Company’s immunology portfolio and offer an opportunity to expand into new areas with significant market potential and unmet medical needs in autoimmune diseases. The acquisition will be accounted for as a business combination in the first quarter of 2015. The initial accounting for the transaction is incomplete, pending completion of valuations for the assets acquired and liabilities assumed.